PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS THIRD QUARTER RESULTS

QUAKERTOWN, PA (29 October 2009) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the holding company for QNB Bank (the “Bank”), reported net income for the third quarter of 2009 of $671,000, or $0.22 per share on a diluted basis. This compares to $1,566,000, or $0.50 per share on a diluted basis, for the same period in 2008. For the nine month period ended September 30, 2009, QNB reported net income of $2,992,000, or $0.96 per share on a diluted basis. This compares to net income of $4,882,000, or $1.54 per shared on a diluted basis, for the nine month period ended September 30, 2008.

“Like many of our peers, our earnings were negatively influenced by the economic downturn and its impact on asset quality. As a result, we had to increase the provision for loan losses and recognize other than temporary impairment charges on certain securities held in the Company’s investment portfolio,” said Thomas J. Bisko, President and Chief Executive Officer.

Mr. Bisko continued, “Despite these difficult times, our core operating results continue to improve as exhibited by our strong growth in both loans and deposits which has resulted in significantly higher net interest income. In addition, we remain well-capitalized by all regulatory standards.”

The factors contributing to the results for the three and nine month periods ended September 30, 2009 consisted of:
•	an increase in net interest income resulting from strong growth in loans and deposits,
•	an increase in gains on the sale of residential mortgages as origination and sales activity picked up as a result of low interest rates,
•	a higher provision for loan losses resulting from an increase in loan charge-offs and delinquent loans combined with loan growth and current economic conditions,
•	other-than-temporary impairment charges on investment securities and
•	higher industry-wide FDIC insurance premiums

The primary component of QNB’s earnings is its net interest income which increased $482,000, or 9.6%, to $5,527,000 for the third quarter of 2009 compared to the third quarter of 2008 and $207,000, or 3.9% compared to the second quarter of 2009. The improvement in net interest income, when comparing the three month periods ended September 30, 2009 and 2008, is a result of a 13.4% growth in average earning assets. Comparing the third quarter of 2009 to the same period in 2008, average loans increased $56,168,000, or 14.8%, and average investment securities increased $30,088,000, or 13.5%. The growth in the loan portfolio was primarily in commercial loans secured by commercial and residential real estate, while the growth in the investment portfolio was primarily in high-quality U.S. Government agency debt securities and agency mortgage-backed securities.

Funding the growth in earnings assets was an increase in average total deposits of $76,769,000, or 14.4%, to $608,660,000 when comparing the third quarter of 2009 to the same period in 2008. The growth reflects increases in both lower-cost core deposits, including checking, savings and money market accounts, as well as higher-cost time deposits. Comparing the two quarters, average transaction account balances increased 10.4%, while average time deposit balances increased 18.1%. The growth in transaction accounts reflects the positive response to the introduction of QNB’s two newest high rate deposit products, eRewards Checking and Online eSavings.

The net interest margin was 3.38% for the third quarter of 2009 compared to 3.49% for the third quarter of 2008 and 3.40% for the second quarter of 2009. Impacting net interest income and the net interest margin in the third quarter of 2009 was the reversal of $100,000 of interest income on pooled trust preferred securities placed on non-accrual status partially offset by the recognition of a $29,000 prepayment penalty on a commercial loan. Excluding these two items in the third quarter of 2009 the net interest margin would have been 3.42%, an improvement over the second quarter of 2009. The decline in the net interest margin from the third quarter of 2008 is mainly the result of the yield earned on investment securities declining to a greater degree than the cost of deposits.

Net interest income increased $1,213,000, or 8.2%, to $15,928,000 comparing the first nine months of 2009 and 2008. Comparing these time periods, average loans and investment securities increased 11.3% and 16.7%, respectively, and average total deposits increased 14.0%. The net interest margin for the first nine months of 2009 was 3.42% compared to 3.54% for the first nine months of 2008.

As a result of the significant growth in loans, current economic conditions, an increase in net charge-offs and higher levels of non-performing and delinquent loans, QNB recorded a provision for loan losses of $1,500,000 in the third quarter of 2009 and $2,600,000 for the first nine months of 2009. This compares to a provision of $150,000 for the third quarter of 2008 and $575,000 for the first nine months of 2008. Net loan charge-offs were $511,000 and $130,000 for the three months ended September 30, 2009 and 2008, respectively. For the nine month periods ended September 30, 2009 and 2008, net charge-offs were $863,000 or 0.27% of average total loans and $362,000 or 0.13% of average total loans, respectively.

Total non-performing loans, which represent loans on non-accrual status, loans past due more than 90 days and still accruing and restructured loans, were $5,235,000, or 1.20% of total loans, at September 30, 2009, compared to $1,190,000, or 0.31% of total loans, at September 30, 2008 and $4,203,000, or 0.97%, at June 30, 2009.  Total delinquent loans, which includes loans past due more than 30 days, increased to 1.93% of total loans at September 30, 2009 compared with 0.90% and 1.45% of total loans at September 30, 2008 and June 30, 2009. QNB’s non-performing loan and total delinquent loan ratios continue to compare favorably with the average of 1.78% and 2.61% of total loans, respectively, for Pennsylvania commercial banks with assets between $500 million and $1 billion, as reported by the FDIC using the most recent available data, which is June 30, 2009.

QNB’s allowance for loan losses of $5,573,000 represents 1.27% of total loans at September 30, 2009 compared to an allowance for loan losses of $3,492,000, or 0.92% of total loans, at September 30, 2008 and $4,584,000, or 1.05% of total loans, at June 30, 2009. Other real estate owned and other repossessed assets were $127,000 at September 30, 2009 compared with $142,000 at September 30, 2008 and $379,000 at June 30, 2009.

Total non-interest income was $514,000 for the third quarter of 2009, a decrease of $301,000 compared with the same period in 2008. During the third quarter of 2009 QNB recorded credit related other-than-temporary impairment (OTTI) charges of $753,000 on two of its holdings of pooled trust preferred securities. This compares to OTTI charges of $103,000 in the third quarter of 2008 related to holdings in the equity investment portfolio. Partially offsetting these charges were gains on the sale of securities of $103,000 in the third quarter of 2009. There were no such gains recorded in the third quarter of 2008. Also contributing to non-interest income were gains on the sale of residential mortgages which increased $119,000 when comparing these same periods, as the low interest rate environment has resulted in an increase in mortgage refinancing activity. An increase in merchant income, letter of credit fees, ATM and debit card income and title insurance income contributed $110,000 in additional non-interest income when comparing the three month periods.

Total non-interest income for the nine month periods ended September 30, 2009 and 2008 was $2,314,000 and $3,028,000, respectively. Credit related OTTI charges were $1,276,000 and $302,000 for the nine month periods ended September 30, 2009 and 2008, respectively. Included in the 2009 amount were $761,000 of OTTI charges related to three trust preferred issues and $515,000 in OTTI losses in the equity securities portfolio. Net losses on other real estate owned and repossessed assets increased $136,000 when comparing the nine month periods. Partially offsetting these losses were gains on the sale of residential mortgages which increased from $85,000 in 2008 to $534,000 in 2009. Positively impacting non-interest income for the 2008 period was the recognition of $230,000 of income as a result of the Visa initial public offering and $48,000 from the proceeds of life insurance. When comparing the nine month periods, merchant income increased $69,000, letter of credit fees increased $54,000, ATM and debit card income increased $49,000 and title insurance income increased $32,000.

Total non-interest expense was $3,926,000 for the third quarter of 2009, an increase of $258,000 from the third quarter of 2008. The largest contributing factor to the increase in non-interest expense was FDIC insurance premium expense which increased $154,000 to $235,000, comparing the third quarter of 2009 to 2008. The higher expense is a result of deposit growth and an increased assessment rate which was levied on all insured institutions by the FDIC in order to replenish the Deposit Insurance Fund. Salary and benefit expense increased $116,000, or 5.8%, to $2,115,000 for the third quarter of 2009. Additional commercial lending personnel and the staffing of the Wescosville branch, opened in November 2008, account for the majority of the increase.

Total non-interest expense was $12,239,000 for the nine month period ended September 30, 2009. This represents an increase of $1,445,000 from the same period in 2008. Higher industry-wide FDIC insurance premiums plus a special FDIC assessment in the second quarter of 2009 contributed $777,000 of the increase. This special assessment reduced the results for the nine month period by $219,000 ($332,000 pretax), or $0.07 per diluted share. These FDIC actions were a result of bank failures which have significantly impacted the level of the Deposit Insurance Fund. Higher salary and benefit expense also contributed to the increase in total non-interest expense increasing $346,000 when comparing the nine month periods.

QNB Corp. offers commercial and retail banking services through the nine banking offices of its subsidiary, QNB Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
Assets	$728,225	$717,735	$683,944	$664,394	$638,327
Investment securities (AFS & HTM)	253,779	241,277	227,124	223,195	223,273
Loans receivable	437,460	435,521	417,062	403,579	380,105
Allowance for loan losses	(5,573)	(4,584)	(4,220)	(3,836)	(3,492)
Net loans	431,887	430,937	412,842	399,743	376,613
Deposits	604,159	600,954	573,749	549,790	526,919
Demand, non-interest bearing	50,113	57,140	55,428	53,280	49,125
Interest-bearing demand, money market and savings	227,797	212,893	189,185	185,208	190,221
Time	326,249	330,921	329,136	311,302	287,573
Short-term borrowings	26,819	22,843	16,822	21,663	19,557
Long-term debt	35,000	35,000	35,000	35,000	35,000
Shareholders' equity	57,434	53,808	53,766	53,909	52,297

Asset Quality Data (Period End)
Non-accrual loans	$2,592	$1,991	$523	$830	$1,120
Loans past due 90 days or more and still accruing	654	280	220	478	70
Restructured loans	1,989	1,932	-	-	-
Non-performing loans	5,235	4,203	743	1,308	1,190
Other real estate owned and repossessed assets	127	379	437	319	142
Non-accrual pooled trust preferred securities	959	-	-	-	-
Non-performing assets	6,321	4,582	1,180	1,627	1,332
Allowance for loan losses	5,573	4,584	4,220	3,836	3,492
Non-performing loans / Loans	1.20%	0.97%	0.18%	0.32%	0.31%
Non-performing assets / Assets	0.87%	0.64%	0.17%	0.24%	0.21%
Allowance for loan losses / Loans	1.27%	1.05%	1.01%	0.95%	0.92%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

	For the three months ended,					For the nine months ended,
For the period:	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08	9/30/09	9/30/08

Interest income	$8,946	$8,859	$8,626	$8,825	$8,832	$26,431	$26,460
Interest expense	3,419	3,539	3,545	3,574	3,787	10,503	11,745
Net interest income	5,527	5,320	5,081	5,251	5,045	15,928	14,715
Provision for loan losses	1,500	500	600	750	150	2,600	575
Net interest income after provision for loan losses	4,027	4,820	4,481	4,501	4,895	13,328	14,140
Non-interest income:
Fees for services to customers	470	423	395	456	474	1,288	1,347
ATM and debit card	263	256	228	231	237	747	698
Net gain (loss) on investment securities available-for-sale	(650)	(26)	(254)	(610)	(103)	(930)	1
Other	431	414	364	195	207	1,209	982
Total non-interest income	514	1,067	733	272	815	2,314	3,028
Non-interest expense:
Salaries and employee benefits	2,115	2,078	2,078	2,052	1,999	6,271	5,925
Net occupancy and furniture and fixture	614	644	649	707	619	1,907	1,867
FDIC insurance premiums	235	539	193	83	81	967	190
Other	962	1,123	1,009	992	969	3,094	2,812
Total non-interest expense	3,926	4,384	3,929	3,834	3,668	12,239	10,794
Income before income taxes	615	1,503	1,285	939	2,042	3,403	6,374
Provision (benefit) for income taxes	(56)	276	191	68	476	411	1,492
Net income	$671	$1,227	$1,094	$871	$1,566	$2,992	$4,882

Share and Per Share Data:
Net income - basic	$0.22	$0.40	$0.35	$0.28	$0.50	$0.97	$1.56
Net income - diluted	$0.22	$0.40	$0.35	$0.28	$0.50	$0.96	$1.54
Book value	$18.59	$17.42	$17.44	$17.21	$16.67	$18.59	$16.67
Cash dividends	$0.24	$0.24	$0.24	$0.23	$0.23	$0.72	$0.69
Average common shares outstanding - basic	3,089,382	3,084,824	3,113,730	3,136,078	3,136,423	3,095,889	3,135,451
Average common shares outstanding - diluted	3,097,422	3,095,836	3,126,683	3,154,238	3,161,840	3,105,525	3,164,153

Selected Ratios:
Return on average assets	0.37%	0.70%	0.67%	0.53%	0.97%	0.57%	1.04%
Return on average shareholders' equity	4.84%	9.04%	8.16%	6.32%	11.55%	7.32%	12.30%
Net interest margin (tax equivalent)	3.38%	3.40%	3.48%	3.62%	3.49%	3.42%	3.54%
Efficiency ratio (tax equivalent)	60.71%	64.55%	63.25%	64.94%	58.88%	62.86%	57.25%
Average shareholders' equity to total average assets	7.57%	7.75%	8.17%	8.46%	8.39%	7.82%	8.47%
Net loan charge-offs	$511	$136	$216	$407	$130	$863	$362
Net loan charge-offs (annualized) / Average loans	0.47%	0.13%	0.21%	0.42%	0.14%	0.27%	0.13%

Balance Sheet (Average)
Assets	$727,152	$702,665	$666,040	$648,112	$647,045	$671,205	$626,180
Investment securities (AFS & HTM)	252,432	243,487	223,327	226,142	222,344	239,855	205,564
Loans receivable	436,926	424,694	410,119	389,198	380,758	424,011	380,916
Deposits	608,660	591,111	553,856	528,990	531,891	584,743	512,897
Shareholders' equity	55,030	54,441	54,403	54,848	53,918	54,627	53,028

Contacts:	Thomas J. Bisko. President/CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com